Certain information in this exhibit has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  The copy filed herewith omits the information subject to the confidential treatment request.  Omissions are designated as “***”.

FIRST AMENDMENT
TO
MASTER PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO MASTER PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of March 30, 2010 by and between ACN Digital Phone Service, LLC, a Delaware limited liability company, with its principal place of business at 1000 Progress Place, Concord, NC  28025 (hereinafter referred to as “ACN”), and Ojo Video Phones LLC, a Pennsylvania limited liability company, with its principal place of business at 3190 Tremont Avenue, Trevose, PA  19053 (hereinafter referred to as “Seller”).  Seller and ACN are individually referred to herein as a “Party” and together, as the “Parties.”

RECITALS

WHEREAS, ACN and Seller entered into that certain Master Purchase Agreement as of April 6, 2009 (the “Agreement”);

WHEREAS, the Parties acknowledge that the price for the Products is higher than the Parties had predicted in the Agreement and desire to amend the Agreement to provide for, among other things, a revised pricing structure for the Products; and

WHEREAS, Seller has requested that certain amendments be made to the Agreement, and ACN is willing to agree to such amendments on the terms and conditions set forth herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Definitions.   Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Agreement, as amended hereby.

2.           Amendments to the Agreement.

a)           Section 1.4 of the Agreement is hereby deleted and replaced in its entirety with the following:

“1.4           “Product” means the Seller’s video phone communications devices, including all equipment hardware, materials, software and firmware, as specified in the document “Functional Requirements Document WG 4K Videophone September 10, 2009” or any amendment, update or modification thereto agreed in writing between the parties.”

b)            Section 3.3 of the Agreement is hereby deleted and replaced in its entirety with the following:

“3.3           Initial Order.  The first Purchase Order for eighty thousand (80,000) pieces of Product, of which twenty-five thousand (25,000) pieces of Product shall be non-cancelable (such order for 25,000 pieces of Product, the “Initial Order”), is to be issued as soon as practicable after Seller provides a demonstration of working Product to ACN.”

c)           Section 4.1.1 of the Agreement is hereby deleted and replaced in its entirety with the following:

“4.1.1.                                (a)           For the first [***] units of Product purchased under this Agreement, ACN shall pay to the Seller an amount per unit of Product equal to [***].  For all units of Product in excess of [***]units, ACN shall pay to Seller an amount per unit of Product equal to [***] (the “Purchase Price”). Notwithstanding the first and second sentence of this Section 4.1.1(a), mutually agreed changes or additions to the Seller’s video phone communications devices specified in the document “Functional Requirements Document WG 4K Videophone September 10, 2009” that increase or decrease manufacturing cost shall be applied [***].  On a quarterly basis, Seller will provide ACN with full documentation of Seller’s costs.  Any changes to Seller’s costs at any time will apply upon the effective date of such cost change and will apply to all new Purchase Orders accepted thereafter by Seller.

(b)           Deliveries After July 31, 2010 and On or Prior to October 31, 2010.  Notwithstanding anything to the contrary in this Agreement, if product and parts lead time is higher than ninety (90) days for delivery of Products to ACN FOB Origin after July 31, 2010 and on or prior to October 31, 2010, the Purchase Order process for such Products will be done in two steps as follows: (i) Purchase Orders will be provided by ACN to Seller no less than 120 days prior to ACN’s requested FOB Origin delivery date (“120 Day Purchase Orders”); provided that ACN shall only be responsible for 30% of the costs of the Products related to 120 Day Purchase Orders if such 120 Day Purchase Orders are cancelled by ACN; and (ii) ACN shall affirm such 120 Day Purchase Orders to Seller no less than 90 days prior to ACN’s requested FOB Origin delivery date (“90 Day Purchase Orders”) that has a corresponding accepted 120 Day Purchase Order; provided that, Seller shall not be obligated to continue producing Products to meet expected delivery dates under a 120 Day Purchase Order until a corresponding 90 Day Purchase Order is received.

(c)           Deliveries After October 31, 2010.  Purchase Orders for delivery of Products to ACN FOB Origin after October 31, 2010 will be provided by ACN to Seller no less than 90 days prior to ACN’s requested FOB Origin delivery date.”

d)           Section 4.2 of the Agreement is hereby deleted and replaced in its entirety with the following:

“4.2.                      Invoicing.  Seller shall separately invoice ACN for Products ordered under each Purchase Order.  Seller shall invoice ACN fifty percent (50%) of the total price of the Products set forth in a Purchase Order upon the later of (a) acceptance of the Purchase Order by Seller and (b) five (5) weeks prior to the delivery of the Products by Seller to ACN FOB Origin pursuant to Section 8.1, and payment for such amount shall be due upon receipt of such invoice.  Upon delivery of the Products by Seller to ACN FOB Origin pursuant to Section 8.1, Seller shall invoice ACN for the remaining fifty percent (50%), and payment for such amount shall be due upon receipt of such invoice.”

e)           Section 4.3.2 of the Agreement is hereby deleted and replaced in its entirety with the following:

“The bank information for Seller will be included in each invoice delivered to ACN.”

f)           The following sentence is hereby added to the end of Section 5.3 of the Agreement:

“Notwithstanding anything in this Agreement to the contrary, ACN shall be entitled, without any additional charge or penalty, to change the country designation of any Products covered by a Purchase Order no less than sixty (60) days prior to the production of any such Products.”

g)           Section 6 of the Agreement is hereby deleted and replaced in its entirety with the following:

“6.           PRODUCT FORECASTS.  On or before the fifteenth day of each calendar month, ACN shall provide Seller with a monthly, detailed rolling forecast of its delivery requirements for each model of the Product for the following six (6) calendar months.  Such forecast shall be non-binding and provided solely for planning purposes.”

h)           Section 8.1 of the Agreement is hereby deleted and replaced in its entirety with the following:

“8.1.                      All Products and Spare Parts shall be shipped FOB Origin at the location of Seller’s manufacturing site for such Products and Spare Parts.”

i)           Section 8.2 of the Agreement is hereby deleted and replaced in its entirety with the following:

“8.2.                      ACN shall be responsible for arranging, and shall pay all actual costs of, all shipping, freight, handling, customs fees and insurance for delivery to ACN’s fulfillment facility.  Seller will package the Products in accordance with ACN’s standard fulfillment guidelines as provided to Seller with the cost of such compliance being included within the Seller’s costs.  All shipments shall be prepared by Seller for delivery to ACN on pallets and in a manner acceptable for entry into the country of destination in accordance with ACN’s standard fulfillment guidelines as provided to Seller with the cost of such preparation being included within the Seller’s costs.”

j)           Section 8.3 of the Agreement is hereby deleted in its entirety.

k)           Section 23.1 of the Agreement is hereby amended by deleting the addresses for Seller and ACN and replacing them with the following:

Seller:	Ojo Video Phones LLC
3190 Tremont Avenue
Trevose, PA, 19355
Attn: General Counsel
Fax: 215-354-1049
Email: cvitale@wgate.com

ACN:	ACN Digital Phone Service, LLC
1000 Progress Place
Concord, NC 28025
Attn: General Counsel – North America
Fax: 704-260-3304
Email: legalnotices@acninc.com

3.           Other Terms.  Except as provided herein, the Agreement remains unchanged and in full force and effect, and references to the “Agreement” contained in the Agreement shall for all purposes be deemed to refer to the Agreement as amended by this Amendment.

4.           Miscellaneous.

a)           Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of law rules.

b)           Entire Agreement.  The Agreement, as amended by this Amendment, constitutes the entire understanding and agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between the Parties except as herein and therein contained.

c)           Counterparts; Facsimile Signatures.  This Amendment may be executed in any number of counterparts, each of which will be an original as regards any Party whose signature appears thereon and all of which together will constitute one and the same instrument.  This Amendment, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

ACN DIGITAL PHONE SERVICE, LLC

By:	/s/ Dave Stevanovski
Name: Dave Stevanovski
Title: President

OJO VIDEO PHONES LLC By: WorldGate Communications, Inc., its sole member

By:	/s/ George E. Daddis Jr.
Name: George E. Daddis Jr.
Title: Chief Executive Officer and President